SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K/

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 14, 2004


                           XSTREAM BEVERAGE GROUP, INC
                       -----------------------------------
                (Name of Registrant as specified in its charter)


       NEVADA                          33-30158-A              62-1386351
      --------                        -------------            -----------
(State or other jurisdiction of     (Commission File           (IRS Employer
incorporation or organization)          No.)                 Identification No.)



     4800 NW 15th Avenue Bay A Fort Lauderdale, Florida 33309 (954)598-7997
     ----------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                  INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On May 14, 2004 we executed a letter of intent with Masters Distributors, Inc. d/b/a Atlantic Beverage Co. (The "Seller"), which provides in part for us to acquire substantially all of the assets of Atlantic Beverage and assume certain designated liabilities. Closing of the transaction will be subject to execution of a definitive asset purchase agreement and such other ancillary documents as may be required.

At Closing, it is contemplated that we will pay off the existing credit line with Provident Bank up to $465,000. Xstream will also be required to pay the Seller at Closing a total of $570,000 in cash and $500,000 in restricted shares of our common stock to be valued at no less than $.23 per share. Xstream will also be required at Closing to pay-off Seller's loan with Commerce Bank up to a total of $220,500. No later than 60 days following closing, Xstream will be required to pay Seller an amount equal to the outstanding accounts receivable.

It is also anticipated that Xstream will issue to Seller a $2 million fixed convertible note with interest calculated at the rate of 6% per annum. The Company's current president will remain with the Seller to assist in the transition.

Closing of the transaction will be subject to completion of the Company's due diligence and the approval of the transaction by Laurus Master Fund, Ltd.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         Exhibits:

         10.1     Letter of Intent

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Xstream Beverage Group,  Inc.


/s/Barry Willson
------------------
BY: Barry Willson, vice  chairman


Dated: This 18th day of May 2004

                                       3